UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 9, 2016

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ		08830
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (732) 201-4189

 (Former name or former address, if changed since last report)
 [Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 6, 2016, Echo Therapeutics, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) that, as a result of the Company’s failure to hold an annual meeting of stockholders no later than one year after the end of its fiscal year as required by Nasdaq Listing Rule 5620(a), and the Company’s failure to meet the minimum $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b)(1), Nasdaq had determined to initiate procedures to delist the Company’s securities from The Nasdaq Stock Market. The Company was advised that, unless the Company requested an appeal of this determination, trading in the Company’s common stock would be suspended at the opening of business on January 15, 2016 and a Form 25-NSE would be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on Nasdaq. The Company appealed Nasdaq’s determination. The suspension of trading and delisting of the Company’s securities was stayed during the pendency of such appeal.

A hearing before the Nasdaq Hearings Panel (the “Panel”) was held on February 25, 2016. At the hearing, the Company’s management presented its plan to regain and maintain compliance with Nasdaq’s continued listing requirements. On March 9, 2016, the Company was informed that the Panel determined to grant our request to remain listed on the Nasdaq Stock Market, subject to the following conditions:

•	On or before May 31, 2016, the Company shall have its Annual Shareholder Meeting for fiscal year ended 2015.

•	On or before July 5, 2016, the Company shall publicly announce and inform the Panel that it has stockholders’ equity above $2.5 million.

•
The Company shall also, by that date, provide the Panel with updated projections demonstrating its ability to maintain its stockholders’ equity above $2.5 million through June 30, 2017. These projections shall detail the underlying assumptions, including any required capital raises or conversions of debt or preferred to common stock. The Panel will consider at that time whether a Panel Monitor is appropriate.

The Company was advised that July 5, 2016 represents the full extent of the Panel’s discretion to grant continued listing while it is non-compliant. Should the Company fail to demonstrate compliance with that rule by that date, the Panel will issue a final delist determination and the Company will be suspended from trading on the Nasdaq Stock Market. In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Stock Market. In the event the Company is unable to do so, its securities may be delisted from The Nasdaq Stock Market. It is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time. This includes, but is not limited to, any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any Nasdaq listing requirement or exception deadline. The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s securities on The Nasdaq Stock Market inadvisable or unwarranted. In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception.

There can be no assurances whether the Company will be able to regain or maintain compliance with the Nasdaq listing rules.  In the event of delisting, the Company expects that its stock would trade on the OTC Markets.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: March 10, 2016	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer